EXHIBIT 23.6
CONSENT OF ERNST & YOUNG LLP
     We have read the Registration Statements on form S-4 and the related prospectus for U.S. Gold Corporation and US Gold Canadian Acquisition Corporation relating to the registration of shares of U.S. Gold Common Stock and exchangeable shares of US Gold Canadian Acquisition Corporation in connection with the offer to purchase all of the outstanding common shares of Coral Gold Resources Ltd. (the “SEC Filing”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
     We hereby consent to the use in the SEC Filing of our report to the directors and shareholders of Coral Gold Resources Ltd. on the consolidated balance sheet of Coral Gold Resources Ltd. as at January 31, 2006, and the consolidated statement of operations, retained earnings and cash flows for the year ended January 31, 2006. Our report is dated May 31, 2006. We also consent to the reference to us under the heading “Experts” in the SEC Filing.

/s/ Ernst & Young LLP
Ernst & Young LLP
Chartered Accountants

Vancouver, Canada
November 10, 2006